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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between EDWARD A. GAVALDON (the "Executive") and PEERESS SYSTEMS CORPORATION
(the "Company") effective July   , 1996.

                                R E C I T A L S

          A. The Executive is presently employed by the Company as President and Chief Executive Officer.

          B. The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company in order to reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, which the Board has determined is in the best interests of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company on the terms and conditions provided in the Agreement.
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          NOW, THEREFORE, the parties hereto agree as follows:

          1.  Employment
              ----------

          The Company agrees to continue to employ Executive, and Executive hereby agrees to continue to the serve the Company, on the terms and conditions set forth herein.

          2.  Term
              ----

          The employment of the Executive by the Company as provided in Section 1 will commence on the date of this Agreement and continue until terminated by either party as provided in Section 7 below.

          3.  Position and Duties
              -------------------

          The Executive shall serve as Chief Executive Officer and President of the Company, and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all of his working time and efforts to the business affairs of the Company.

               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 2
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          4.   Place of Performance
               --------------------

          The Executive shall be based at the principal executive offices of the Company except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

          5.   Compensation and Related Matters
               --------------------------------
               (a) Salary. Effective June 15, 1996, and during the period of the Executive's employment under the Agreement, the Company shall pay to the Executive a salary at a rate of not less than One Hundred Seventy-Five Thousand Dollars ($175,000) annually, paid bi-weekly in equal installments. This salary may be further increased or decreased from time to time in accordance with normal business practices of the Company.

               (b) Bonus. The Executive shall be entitled to earn a bonus of Seventy-Five Thousand Dollars ($75,000) each fiscal year, payable within thirty
(30) days after the closing of each fiscal year of the Company, which bonus shall be contingent upon the Executive's satisfaction of the criteria for receipt of such bonus as established by the Compensation Committee of the Board. Whether the Executive has satisfied the criteria for receipt of a bonus in any

               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 3
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fiscal year shall be determined at the sole and exclusive discretion of the
Compensation Committee.

               (c) Stock Options. The Executive shall continue to participate in the Company's 1992 Stock Option Plan pursuant to that Incentive Stock Option Agreement into which the Company and the Executive entered on January 5, 1995 (attached hereto as Exhibit "A"), and subsequent grants of options to purchase stock of the Company, as modified by the terms of the Agreement. No option grants are being made pursuant to this Agreement.

               (d) Vacation. The Executive shall accrue and be entitled to take vacation at a rate of three (3) weeks per year to and including January 5, 2000. Thereafter, the Executive shall accrue and be entitled to take vacation at the rate of four (4) weeks per year.

               (e) Other Benefits. The Executive shall be entitled to continue to participate in all of the Company's benefit plans and arrangements generally available to full time employees, in effect from time to time, which presently include its medical, dental, disability, group life insurance, section 401(k) and Cafeteria Plans. In addition,


                    EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 4
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the Executive shall be entitled to all paid holidays given by the Company to its executives.

               (f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under the Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures from time to time established by the Company.

               (g) Services furnished. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 of the Agreement.

          6.   Accelerated Vesting of Stock Options on Change in Control
               ----------------------------------------------------------

               (a) Defined Terms. For the purposes of the Agreement, the following terms shall have the definitions set forth in this Section:


                    EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 5
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                    i)  "Change in Control" shall be (A) a sale of all or
substantially all of the assets of the Company; (B) a merger, consolidation or similar restructuring of the Company in a transaction or series of transactions in which the shareholders of the Company immediately prior to the transaction(s) own, either directly or indirectly, less than Fifty Percent (50%) of the equity interest or voting power of the surviving corporation immediately following such transaction(s); (C) the sale to any person or entity (other than to the Company or any affiliates of the Company) for cash, notes or other property of more than Fifty Percent (50%) of the outstanding voting securities of the Company; or (D) the liquidation or dissolution of the Company.

               (b) Vesting. Notwithstanding the provisions of Section 1 of Exhibit "A", in the event of a Change in Control, the entire unexercised portion of all stock options granted to the Executive by the Company shall become fully vested and exercisable ten (10) days prior to the occurrence of a Change in Control.

          7.  Termination
              -----------
          The Agreement may be terminated by either party, with or without Cause or Good Reason as those terms are


               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 6
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defined below, upon thirty (30) days' written notice to the other party.

          8.   Termination Benefits.
               --------------------

               (a) Defined Terms. For the purposes of the Agreement, the following terms shall have the definitions set forth in this Section:

                    i) "Cause" shall mean (A) the death of the Executive; (B) disability, which shall mean the Executive's absence from his duties under the Agreement on a full time basis for a period of four (4) consecutive months in any twelve (12) month period due to physical or mental inability to work; (c) the Executive's willful and continued failure substantially to perform his duties under the Agreement and to abide by the Company's policies and procedures, e.g., trading policies (other than due to disability as defined above), after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties; (D) the Executive's willful engagement in misconduct materially injurious to the Company; or (E) the conviction of the Executive of a felony.

               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 7
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                    ii)  "Good Reason" shall be (A) a Change in Control; (B)
failure by the Company to comply with any material provision of the Agreement which has not been cured within thirty (30) days after written notice of such non-compliance has been given by the Executive to the Company; or (C) the assignment to the Executive without his consent of any duties which would constitute a material reduction in the importance of the Executive's position, authority or responsibilities as contemplated by Section 3 of the Agreement, or any other material adverse change in such position, authority and responsibility; provided, however, that the hiring of additional management personnel reporting to the Executive to perform duties and responsibilities delegated by the Executive shall not constitute a material reduction in the importance of his position, nor shall it constitute a material adverse change in his position, authority or responsibility.

                    iii)  "Termination Date" shall be that date that is thirty
(30) days after the Executive or the Company gives written notice of the termination of the Agreement as provided for in Section 7 of the Agreement.

               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 8

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               (b) Termination Benefits.  The Termination Benefits payable to the Executive upon termination shall be the following.

                    i) In the event that the Company terminates the Agreement with Cause, or the Executive terminates the Agreement without Good Reason, the Executive shall be entitled to his salary and other benefits through the Termination Date.

                    ii) In the event that the Company terminates the Agreement without Cause or the Executive terminates the Agreement for Good Reason: (A) the Executive shall be entitled to the continuation of his base salary at the rate then in effect for one (1) year from the Termination Date, which base salary shall continue to be paid pursuant to Section 5(a) of the Agreement; (B) the Company shall reimburse the Executive for any premiums the Executive must pay to continue benefits pursuant to the Comprehensive Omnibus Budget Recovery Act ("COBRA") for a period of one (1) year from the Termination Date; and (c) in the event that the Good Reason for termination is other than a Change in Control, and notwithstanding the provisions of Section 1 of Exhibit "A", all stock options granted to the Executive by the Company prior to the Termination Date that
               EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 9

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would have vested within six (6) months after such Termination Date had the
Executive remained employed by the Company shall be accelerated: provided, however, that this provision shall only accelerate options to the extent that such options vest with the passage of time and shall not accelerate or affect any provision of any options that accelerate or vest on the basis of performance or any other criteria or events other than the.passage of time.

          9.  Notice
              ------

          For purposes of the Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     Edward A. Gavaldon
                              2512 Pine Avenue
                              Manhattan Beach, CA 90277

     If to the Company:       Peerless Systems Corporation
                              2381 Rosecrans Avenue
                              El Segundo, CA 90245
                              Attn: Legal Counsel


     EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 10

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          10.  Successors
               ----------

          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such transaction shall constitute Good Reason for the Executive's termination of the Agreement. Neither the rights nor obligations under the Agreement maybe assigned, transferred, pledged or hypothecated by any party hereto, except as provided for in this Section.

          11.  Waiver
               ------

          The waiver by any party hereto of a breach of any of the provisions of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

          12.  Severability
               ------------

          If any one or more covenants, agreements or provisions herein contained shall be held or determined for

     EDWARD A GAVALDON EMPLOYMENT AGREEMENT - Page 11

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any reason whatsoever to be invalid or unenforceable, either in whole or in part, then such covenants, agreements or provisions, or portion thereof, shall be null and void and shall be deemed separable from the remaining covenants, agreements or provisions hereof and shall in no way affect the validity of any of the other provisions hereof.

          13.  Attorney's Fees
               ---------------

          The prevailing party in any action concerning the enforcement or interpretation of the Agreement shall be entitled to recover reasonable costs and attorneys' fees.

          14.  Choice of Law
               -------------

          The Agreement shall be governed by and construed in accordance with the laws of the State of California.

          15.  Entire Agreement
               ----------------

          The Agreement, including Exhibit "A," contains the entire agreement of the parties with respect to the transactions contemplated hereby, and no party shall be liable or bound except as expressly provided herein. This Agreement may only be modified or amended by an agreement signed by the parties.


     EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 12
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          16.  Headings
               --------

          The subject headings of sections of the Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                              PEERLESS SYSTEMS CORPORATION

                              By:      /s/ Hoshi Printer
                                 ------------------------------
                              Title:  Chief Financial Officer
                                    ---------------------------

                              EXECUTIVE

                                    /s/ Edward A. Gavaldon
                              ---------------------------------
                              Edward A. Gavaldon


     EDWARD A. GAVALDON EMPLOYMENT AGREEMENT - Page 13